                                                      EXHIBIT 99.5




                           RPM, INC. AND SUBSIDIARIES
                           --------------------------
                       CONSOLIDATED FINANCIAL STATEMENTS
                       ---------------------------------
                                  MAY 31, 1994
                                  ------------

                          Independent Auditor's Report
                          ----------------------------



The Board of Directors and
  Shareholders
RPM, Inc.
Medina, Ohio


         We have audited the accompanying consolidated balance sheets of RPM, Inc. and Subsidiaries as of May 31, 1994 and 1993, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three year period ended May 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RPM, Inc. and Subsidiaries at May 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three year period ended May 31, 1994, in conformity with generally accepted accounting principles.



Cleveland, Ohio
July 8, 1994

                                                    RPM, INC. AND SUBSIDIARIES
                                                    --------------------------
                                                    CONSOLIDATED BALANCE SHEETS
                                                    ---------------------------

                                              (In thousands except per share amounts)





                                     ASSETS
                                     ------
                                                                          May 31
                                                            ---------------------------------
                                                              1994                     1993
                                                            --------                 --------
                                                                                    (Restated)
Current Assets
  Cash and short-term cash investments                      $ 18,370                 $ 22,885
  Marketable securities, at cost (Note A)                      7,029                    4,654
  Trade accounts receivable (less allowances
    of $8,148 in 1994 and $6,901 in 1993)                    162,256                  159,232
  Inventories (Note A)                                       130,487                  126,948
  Prepaid expenses and other current assets                   16,388                   17,093
                                                            --------                 --------

      Total current assets                                   334,530                  330,812
                                                            --------                 --------

Property, Plant and Equipment, At Cost (Note A)
  Land                                                        14,677                   14,237
  Buildings and leasehold improvements                        96,019                   87,954
  Machinery and equipment                                    152,498                  140,550
                                                            --------                 --------
                                                             263,194                  242,741
  Less allowance for depreciation and
    amortization                                             112,160                   99,152
                                                            --------                 --------

      Property, plant and equipment, net                     151,034                  143,589
                                                            --------                 --------

Other Assets
  Cost of businesses over net assets
    acquired, net of amortization (Note E)                   111,598                  108,386
  Other intangible assets, net of amortization
    (Note E)                                                  25,328                   31,208
  Equity in unconsolidated affiliates (Note J)                12,509                   12,103
  Other                                                       25,839                   22,426
                                                            --------                 --------

      Total other assets                                     175,274                  174,123
                                                            --------                 --------


Total Assets                                                $660,838                 $648,524
                                                            ========                 ========





                See Notes to Consolidated Financial Statements.

                                                    RPM, INC. AND SUBSIDIARIES
                                                    --------------------------
                                              CONSOLIDATED BALANCE SHEETS (CONTINUED)
                                              ---------------------------------------

                                              (In thousands except per share amounts)





                      LIABILITIES AND SHAREHOLDERS' EQUITY
                      ------------------------------------
                                                                          May 31
                                                            ---------------------------------
                                                              1994                     1993
                                                            --------                 --------
                                                                                    (Restated)
Current Liabilities
  Notes and accounts payable                                $ 49,109                 $ 58,474
  Current portion of long-term debt (Note B)                   1,196                   21,262
  Accrued compensation and benefits                           24,492                   21,538
  Accrued warranty and loss reserves                          12,978                   13,753
  Other accrued liabilities                                   18,042                   16,848
  Income taxes payable (Notes A and C)                         1,719                    7,065
                                                            --------                 --------

      Total current liabilities                              107,536                  138,940
                                                            --------                 --------

Long-Term Debt, Less Current Maturities (Note B)             233,039                  258,712
                                                            --------                 --------

Deferred Income Taxes and Other (Notes A and C)                5,787                    6,973
                                                            --------                 --------

Shareholders' Equity
  Common shares, stated value $.023 per share;
    authorized 100,000,000 shares, issued and
    outstanding 56,751,000; 53,000,000 in 1993
    (Note D)                                                   1,291                    1,206
  Paid-in capital                                            146,109                   96,514
  Cumulative translation adjustment (Note A)                  (2,290)                    (673)
  Retained earnings                                          169,366                  146,852
                                                            --------                 --------

      Total shareholders' equity                             314,476                  243,899
                                                            --------                 --------


Total Liabilities And Shareholders' Equity                  $660,838                 $648,524
                                                            ========                 ========





                See Notes to Consolidated Financial Statements.

                                                    RPM, INC. AND SUBSIDIARIES
                                                    --------------------------
                                                 CONSOLIDATED STATEMENTS OF INCOME
                                                 ---------------------------------

                                              (In thousands except per share amounts)




                                                    Year Ended May 31
                                           ----------------------------------
                                             1994         1993         1992
                                           --------     --------     --------
                                                       (Restated)   (Restated)
Net Sales                                  $815,598     $768,372     $680,091

Cost of Sales                               476,146      448,079      393,677
                                           --------     --------     --------

Gross Profit                                339,452      320,293      286,414

Selling, General and Administrative
  Expenses                                  237,931      236,955      208,822

Interest Expense, Net                        13,427       17,202       16,491
                                           --------     --------     --------

Income Before Income Taxes                   88,094       66,136       61,101

Provision for Income Taxes (Note C)          35,454       26,638       22,620
                                           --------     --------     --------

Net Income                                 $ 52,640     $ 39,498     $ 38,481
                                           ========     ========     ========




Average shares outstanding (Note D)          56,717       53,267       52,790
                                             ======       ======       ======

Earnings per common share and common
  share equivalents (Note D)                  $.93         $.74         $.73
                                              ====         ====         ====

Earnings per common share assuming
  full dilution (Note D)                      $.89         $.72         $.72
                                              ====         ====         ====


Cash dividends per common share               $.51         $.47         $.44
                                              ====         ====         ====





                See Notes to Consolidated Financial Statements.

                                                    RPM, INC. AND SUBSIDIARIES
                                                    --------------------------
                                          CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                          -----------------------------------------------

                                              (In thousands except per share amounts)

                                            Common Stock
                                        ------------------------

                                                                                       Cumulative
                                         Number        Stated          Paid-In        Translation      Retained
                                        Of Shares       Value          Capital         Adjustment      Earnings         Total
                                       ----------     ----------      ----------       ----------     ----------      ----------
                                      (Note D)

Balance at May 31, 1991 (Restated)     $  52,290       $   1,190       $  97,752        $   (241)      $ 116,064       $ 214,765
  Net income                                                                                              38,481          38,481
  Dividends paid                                                                                         (20,685)        (20,685)
  Sub S Corp. income                                                       4,014                          (4,014)
  Sub S Corp. distributions                                               (1,004)                                         (1,004)
  Stock option exercises                      90               2             497                                             499
  Business combinations                      475              11             700                                             711
  Translation adjustments                                                                    593                             593
                                      ----------      ----------      ----------      ----------      ----------      ----------

Balance at May 31, 1992 (Restated)        52,855           1,203         101,959             352         129,846         233,360
  Net income                                                                                              39,498          39,498
  Dividends paid                                                             (63)                        (22,370)        (22,433)
  Sub S Corp. income                                                         122                            (122)
  Sub S Corp. distributions                                               (6,040)                                         (6,040)
  Stock option exercises                     145               3             661                                             664
  Amendment of Articles                                                     (125)                                           (125)
  Translation adjustments                                                                 (1,025)                         (1,025)
                                      ----------      ----------      ----------      ----------      ----------      ----------

Balance at May 31, 1993 (Restated)        53,000           1,206          96,514            (673)        146,852         243,899
  Net income                                                                                              52,640          52,640
  Dividends paid                                                                                         (27,949)        (27,949)
  Sub S Corp. income                                                       2,177                          (2,177)
  Sub S Corp. distributions                                               (1,614)                                         (1,614)
  Stock option exercises                      75               1             566                                             567
  Conversion of debt                       3,676              84          48,466                                          48,550
  Translation adjustments                                                                 (1,617)                         (1,617)
                                      ----------      ----------      ----------      ----------      ----------      ----------
Balance at May 31, 1994                $  56,751       $   1,291       $ 146,109        $ (2,290)      $ 169,366       $ 314,476
                                      ==========      ==========      ==========      ==========      ==========      ==========


                See Notes to Consolidated Financial Statements.

                                 RPM, INC. AND SUBSIDIARIES
                                ----------------------------
                            CONSOLIDATED STATEMENTS OF CASH FLOWS
                            -------------------------------------

                          (In thousands except per share amounts)




                                                                                             Year Ended May 31
                                                                                 ----------------------------------------------
                                                                                    1994             1993                  1992
                                                                                  --------         --------            --------
                                                                                                  (Restated)           (Restated)

Cash Flows From Operating Activities:
   Net income                                                                     $ 52,640          $ 39,498           $ 38,481
   Adjustments to reconcile net income to net
    cash provided by operating activities:
          Depreciation and amortization                                             25,905            22,283             20,436
          Reduction in note receivable                                                                                      600
          Increase (decrease) in deferred
            liabilities                                                               (916)             (254)               761
          (Earnings) loss of unconsolidated
            affiliates                                                              (1,732)           (2,303)            (3,749)
          Distribution from joint venture                                            1,220             1,000              1,000
   Changes in assets and liabilities, net of ef-
    fect from purchases and sales of businesses:
          (Increase) in marketable securities                                       (2,375)             (316)            (4,338)
          (Increase) in accounts and notes
            receivable                                                              (1,066)           (8,112)            (1,847)
          (Increase) in inventory                                                   (2,195)             (733)            (2,113)
          (Increase) in prepaid expenses and non-
            current assets                                                          (7,198)           (4,582)            (2,206)
          Increase (decrease) in accounts payable                                   (9,985)            7,975             (1,121)
          Increase (decrease) in accrued liabilities                                (2,034)            8,052                (68)
          Other                                                                       (781)             (858)              (216)
                                                                                  --------          --------           --------

                                                                                    51,483            61,650             45,620
                                                                                  --------          --------           --------


Cash Flows From Investing Activities:
  Capital expenditures                                                             (25,700)          (18,320)           (17,802)
   Acquisition of new businesses, net of cash
       acquired                                                                     (4,094)          (10,161)          (125,307)
                                                                                  --------          --------           --------
                                                                                   (29,794)          (28,481)          (143,109)
                                                                                  --------          --------           --------

Cash Flows From Financing Activities:
   Additions to long-term debt                                                      72,320           147,496            204,102
   Reductions of long-term debt and short-term
       debt                                                                        (69,528)         (153,655)           (77,059)
   Cash dividends paid                                                             (30,126)          (27,855)           (21,804)
   Exercise of stock options                                                           567               664                499
   Other                                                                               563            (1,282)              (571)
                                                                                  --------          --------           --------
                                                                                   (26,204)          (34,632)           105,167
                                                                                  --------          --------           --------

Net Increase (Decrease) in Cash                                                     (4,515)           (1,463)             7,678

Cash at Beginning of Year                                                           22,885            24,348             16,670
                                                                                  --------          --------           --------

Cash at End of Year                                                               $ 18,370          $ 22,885           $ 24,348
                                                                                  ========          ========           ========

                                                    RPM, INC. AND SUBSIDIARIES
                                                    ---------------------------
                                         CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                                         -------------------------------------------------

                                              (In thousands except per share amounts)

                                                                                                 Year Ended May 31
                                                                                  ---------------------------------------------
                                                                                    1994              1993               1992
                                                                                  --------          --------           --------
                                                                                                    (Restated)        (Restated)
Supplemental Disclosures of Cash Flow Information:
   Cash paid during the year for:
       Interest                                                                   $  7,461          $ 13,646           $ 17,443
       Income taxes                                                                 37,708            25,401             23,116

Supplemental Schedule of Non-cash Investing
  and Financing Activities:
       Conversion from debt to equity                                               48,550
       Interest accreted on LYONs                                                    7,812             4,999


Disclosure of accounting policy:
- - -------------------------------
       For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.





                See Notes to Consolidated Financial Statements.

                           RPM, INC. AND SUBSIDIARIES
                           --------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
                          MAY 31, 1994, 1993 AND 1992
                          ---------------------------

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
- - ---------------------------------------------------
         (1)     Principles of Consolidation

                 The consolidated financial statements include the accounts of RPM, Inc. and its wholly owned domestic and foreign subsidiaries. The Company accounts for its investment in less than majority owned joint ventures under the equity method. Intercompany accounts, transactions and unrealized profits and losses are eliminated in consolidation.

                 Certain reclassifications have been made to prior year amounts to conform with the current year presentation.

         (2)     Business Combinations

                 On June 8, 1993, the Company acquired all the outstanding shares of Dynatron/Bondo Corporation in exchange for 2,118,000 shares of the Company's common stock. Dynatron/Bondo Corporation, located in Atlanta, Georgia, is a manufacturer of auto and marine body filler and related products.

                 On October 26, 1993, the Company acquired all the outstanding shares of Stonhard, Inc. in exchange for 3,560,000 shares of the Company's common stock. Stonhard, Inc., located in Maple Shade, New Jersey, is a manufacturer of polymer-based floorings, linings and construction products.

                 Both acquisitions have been accounted for as poolings of interests. Accordingly, historical financial data presented in this report has been restated to include the accounts and transactions of Dynatron/Bondo Corporation and Stonhard, Inc. as though both were acquired as of June 1, 1991. The following table reconciles combined net sales and net income of the separate companies for the two years ended May 31, 1993 and the six months ended November 30, 1993:

                                                                                                 Year Ended
                                                            June 1, 1993                           May 31
                                                               Through                --------------------------------
                                                          November 30, 1993             1993                    1992
                                                          -----------------           --------                --------
                                                                                      (In thousands)
                 Net Sales
                 ---------
                   RPM, Inc.                                   $336,902               $625,680              $552,092
                   Dynatron/Bondo                                22,874                 48,828                45,191
                   Stonhard, Inc.                                51,814                 93,864                82,808
                                                               --------               --------              --------
                   Combined                                    $411,590               $768,372              $680,091
                                                               ========               ========              ========

                 Net Income
                 ----------
                   RPM, Inc.                                   $ 25,066               $ 39,376              $ 34,467
                   Dynatron/Bondo                                 1,952                  2,925                 3,721
                   Stonhard, Inc.                                 2,177                 (2,803)                  293
                                                               --------               --------              --------
                   Combined                                    $ 29,195               $ 39,498              $ 38,481
                                                               ========               ========              ========

                          RPM, INC. AND SUBSIDIARIES
                          --------------------------
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
            ------------------------------------------------------
                         MAY 31, 1994, 1993 AND 1992
                         ---------------------------

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued
- - ---------------------------------------------------
         (2)     Business Combinations - Continued

                 In addition, during the two year period ended May 31, 1994, the Company completed several acquisitions accounted for by the purchase method of accounting.

                 The difference of approximately $2,200,000 between the fair value of net assets acquired and the primarily cash purchase consideration of $14,300,000 has been allocated to goodwill. The assets, liabilities and operating results of these companies are reflected in the Company's financial statements from their respective dates of acquisition forward.

                 The following data summarizes, on an unaudited pro-forma basis, the combined results of operations of the Company and the businesses acquired accounted for by the purchase method of accounting for the year ended May 31, 1993. These pro-forma amounts give effect to appropriate adjustments resulting from the combination, but are not necessarily indicative of future results of operations or of what results would have been for the combined companies:

                                                             May 31, 1993
                                                             ------------
                                                             (Unaudited)
                                                         (In thousands except
                                                          per share amounts)
                 Net Sales                                      $775,121
                                                                ========
                 Net Income                                     $ 39,991
                                                                ========
                 Earnings per common share and common
                   share equivalent                               $.75
                                                                  ====
                 Earnings per common share assuming
                   full dilution                                  $.72
                                                                  ====

                 There were no significant acquisitions accounted for by the purchase method of accounting during the year ended May 31, 1994, therefore pro-forma amounts are not presented.

         (3)     Foreign Currency

                 For the periods presented, assets and liabilities have been translated using exchange rates prevailing at year end.
                 Income and expense for the periods have been translated using an average exchange rate. The resulting translation adjustments have been recorded in shareholders' equity and will be included in net earnings only upon the sale or liquidation of the underlying foreign investment, which is not contemplated at this time. Transaction gains and losses have been immaterial during the past three fiscal years.

         (4)     Marketable Securities

                 Marketable securities are included in the accompanying consolidated balance sheets at cost, which approximates market.

                           RPM, INC. AND SUBSIDIARIES
                           --------------------------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             ------------------------------------------------------
                          MAY 31, 1994, 1993 AND 1992
                          ---------------------------

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued
- - ---------------------------------------------------
         (5)     Inventories

                 Inventories are stated at the lower of cost or market, cost being determined substantially on a first-in, first-out (FIFO) basis and market being determined on the basis of replacement cost or net realizable value. Inventory costs include raw material, labor and manufacturing overhead. Inventories were composed of the following major classes:

                                                                             May 31
                                                               ----------------------------------
                                                                 1994                      1993
                                                               --------                  --------
                                                                         (In thousands)
                     Raw material and supplies                 $ 45,286                  $ 46,716
                     Finished goods                              85,201                    80,232
                                                               --------                  --------
                     Total Inventory                           $130,487                  $126,948
                                                               ========                  ========

         (6)     Depreciation

                 Depreciation is computed over the estimated useful lives of the assets primarily using the straight-line method. The annual depreciation rates are based on the following ranges of useful lives:

                     Land improvements                          5 to 25 years
                     Buildings and improvements                10 to 50 years
                     Machinery and equipment                    3 to 20 years

         (7)     Income Taxes

                 The Company and its wholly owned domestic subsidiaries file a consolidated federal income tax return. The tax effects of transactions are recognized in the year in which they enter into the determination of net income, regardless of when they are recognized for tax purposes. As a result, income tax expense differs from actual taxes payable. The accumulation of these differences at May 31, 1994, is shown as a noncurrent liability of $4,533,000 ($5,896,000 at May 31, 1993). The
                 Company does not intend to distribute the accumulated earnings of consolidated foreign subsidiaries amounting to $22,234,000 at May 31, 1994, and $10,533,000 at May 31, 1993, and
                 therefore no provision has been made for the taxes which would result if such earnings were remitted to the Company.

         (8)     Interest Expense, Net

                 Interest expense is shown net of investment income which consists primarily of interest and dividends. Investment income for the three years ended May 31, 1994 was $856,000, $1,317,000 and $935,000, respectively.

         (9)     Research and Development

                 Research and development costs are charged to operations when incurred and are included in operating expenses. The amounts charged for the three years ended May 31, 1994, were $11,081,000, $9,952,000 and $9,119,000, respectively. The customer sponsored portion of such expenditures was not significant.

                           RPM, INC. AND SUBSIDIARIES
                           --------------------------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             ------------------------------------------------------
                          MAY 31, 1994, 1993 AND 1992
                          ---------------------------

NOTE B - BORROWINGS
- - -------------------


                                                                         May 31
                                                            ----------------------------------
                                                              1994                      1993
                                                            --------                  --------
                                                                     (In thousands)
  A description of long-term debt follows:

  $400 million face value at maturity Liquid Yield
  Option Notes (LYONs) due 2012.  The 5.25% LYONs
  are zero coupon subordinated notes currently
  convertible at $19.80 ($18.80 at May 31, 1993)
  and are redeemable by the holder for the issu-
  ance price plus accrued original issue discount
  in September 1997, 2002 and 2007.  There are
  7,813,000 shares reserved for the conversion
  of this debt.                                             $154,695                 $146,883

  Revolving credit agreement for $55,000,000 with
  a bank through November 1, 1996 (refinanced in
  June 1994).  Interest, which is tied to one of
  various rates, averaged 4.73% at May 31, 1994.              45,000                     -

  Debt of pooled entity subsequently refinanced
  with proceeds from credit agreement described
  above.                                                        -                      36,995

  Multi-currency revolving credit agreement for
  $30,000,000 (with a 20% currency fluctuation
  provision) with a bank through December 14, 1996,
  representing a refinancing of a similar agree-
  ment at May 31, 1993.  Interest, which is tied
  to one of various rates, is 5.61% on the
  $15,157,257 Dutch Guilder component and 5.75%
  on the $15,575,000 Belgian Franc component at
  May 31, 1994.                                               30,732                   22,117

  6.75% Convertible Subordinated Debenture Euro-
  bond Issue converted subsequent to May 31, 1993.              -                      50,000

  Non-interest bearing notes payable in Belgian
  Francs to former shareholders of a subsidiary
  paid in June 1993 and March 1994.                             -                      18,408

  Other notes and mortgages payable at various
  rates of interest due in installments through
  2005, substantially secured by property.                     3,808                    5,571
                                                            --------                 --------
                                                             234,235                  279,974
  Less current portion                                         1,196                   21,262
                                                            --------                 --------
  Total long-term debt, less current maturities             $233,039                 $258,712
                                                            ========                 ========


   Additionally, at May 31, 1994, the Company had an unused short-term line of credit with a bank for $15,000,000.

   The aggregate maturities of long-term debt for the five years subsequent to May 31, 1994, are as follows: 1995 - $1,196,000; 1996 - $564,000; 1997 -
   $31,195,000; 1998 - $45,430,000; 1994 - $424,000.

                                                           RPM, INC. AND SUBSIDIARIES
                                                           --------------------------
                                             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                             ------------------------------------------------------
                                                           MAY 31, 1994, 1993 AND 1992
                                                           ---------------------------



NOTE C - TAXES
- - --------------
       The provision for taxes on income includes the following:

                                                                                                 Year Ended May 31
                                                                                  ------------------------------------------------
                                                                                    1994                1993                1992
                                                                                  --------            --------            --------
                                                                                                   (In thousands)
       Federal income tax rate of 35% in 1994,
         34% in 1993 and 1992, applied to
         income before taxes                                                      $ 30,833            $ 22,486            $ 20,774

       Increase (decrease) in taxes resulting
         from:

         Tax credits                                                                  (439)               (275)               (222)

         State and local taxes - net of federal
           income tax benefit                                                        3,705               3,326               2,434

         Foreign taxes in excess of U.S. Federal
           tax rate                                                                  1,282                 870                 118

         Permanent differences between tax and
           book basis, related to acquisitions                                       1,093                 939                 913

         Difference between tax and book income,
           related to pooled entities                                               (1,137)               (153)              (1,463)

         All other items, none of which exceed
           5% of computed tax                                                          117                (555)                 66
                                                                                  --------            --------            --------

       Actual tax expense                                                         $ 35,454            $ 26,638            $ 22,620
                                                                                  ========            ========            ========

       Actual tax rate                                                             40.25%              40.27%              37.02%
                                                                                   ======              ======              ======

       The provision for income taxes consists of the following:

         Current
           Federal                                                                $ 24,674            $ 19,358            $ 17,116
           State                                                                     5,700               5,040               3,688
           Foreign                                                                   3,717               2,745               1,284
                                                                                  --------            --------            --------
                                                                                    34,091              27,143              22,088
         Deferred
           Federal                                                                   2,059                (493)                516
           Foreign                                                                    (696)                (12)                 16
                                                                                  --------            --------            --------

      Actual tax expense                                                          $ 35,454            $ 26,638            $ 22,620
                                                                                  ========            ========            ========

       Deferred income taxes result from timing differences in the recognition of revenue and expense for book and tax purposes, primarily from the tax timing differences of accelerated depreciation.

                           RPM, INC. AND SUBSIDIARIES
                           --------------------------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             ------------------------------------------------------
                          MAY 31, 1994, 1993 AND 1992
                          ---------------------------




NOTE D - COMMON SHARES
- - ----------------------
       There are 100,000,000 common shares authorized with a stated value of $.023 per share. At May 31, 1994 and 1993, there were 56,751,000 and 53,000,000 shares outstanding respectively, each of which is entitled to one vote. See Consolidated Statements of Shareholders' Equity for more information. Share data for May 31, 1993 and May 31, 1992, has been restated to reflect the acquisitions of Dynatron/Bondo Corporation and Stonhard, Inc. in which 5,678,000 common shares were exchanged for all of the outstanding shares of the acquired companies in transactions accounted for as poolings of interests.

       Earnings per share are based on the weighted average number of common shares and common share equivalents outstanding during each year (56,717,000 in 1994, 53,267,000 in 1993 and 52,790,000 in 1992). In
       computing such average number of shares outstanding, the number of common shares was increased by common stock options with exercisable prices lower than the average market prices of common shares during each year and reduced by the number of shares assumed to have been purchased with the proceeds from the exercise of the options.

       The Company has options outstanding under two stock option plans, the 1979 Nonqualified Stock Option Plan, which, prior to its expiration in September 1989, provided for the granting of options for up to 1,683,000 shares, and the 1989 Stock Option Plan, which provides for the granting of options for up to 2,813,000 shares at a price equal to the fair market value at the date of grant. These options are exercisable cumulatively in equal annual installments commencing one year from the grant date and have expiration dates ranging from February 1996 to October 2003. At May 31, 1994, 1,795,000 shares (2,051,000 at May 31,
       1993) were available for future grant.

       Transactions during the two years are summarized as follows:

                                                                                     Shares Under Option
                                                                                  ---------------------------
                                                                                    1994               1993
                                                                                  --------          ---------
                                                                                        (In thousands)
            Outstanding, beginning of year                                           1,084             1,070
            Granted during the year                                                    256               267
            Expired during the year                                                     (4)              (32)
            Exercised during the year (at prices
              ranging from $3.84 to $16.66 per share)                                  (84)             (221)
                                                                                  --------          --------

         Outstanding, end of year (at an average
              price of $12.99 ranging from $3.84 to
              $18.00 per share)                                                      1,252             1,084
                                                                                  ========          ========

            Exercisable, end of year (at an average
              price of $10.35 ranging from $3.84 to
              $16.67 per share)                                                        656               526
                                                                                  ========          ========

                           RPM, INC. AND SUBSIDIARIES
                           --------------------------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             ------------------------------------------------------
                          MAY 31, 1994, 1993 AND 1992
                          ---------------------------



NOTE E - INTANGIBLES
- - --------------------
       The excess of cost over the underlying value of the net assets of companies acquired is being amortized on the straight-line basis, primarily over forty years. Amortization expense charged to operations for the three years ended May 31, 1994 was $3,688,000, $3,265,000 and $3,070,000, respectively. Cost of businesses over net assets acquired is shown net of accumulated amortization of $20,007,000 at May 31, 1994 ($16,316,000 at May 31, 1993).

       The cost of formulas, trademarks and other intangibles acquired are being amortized on the straight-line basis over their estimated lives, ranging generally from ten to forty years. Amortization expense charged to operations for the three years ended May 31, 1994, was $1,142,000, $1,960,000 and $1,596,000, respectively. Intangibles are shown net of accumulated amortization of $7,859,000 at May 31, 1994 ($7,585,000 at May 31, 1993).

NOTE F - LEASES
- - ---------------
       At May 31, 1994, certain property, plant and equipment were leased by the Company under long-term leases. Certain of these leases provide for increased rental based upon an increase in the cost-of-living index. Future minimum lease commitments as of May 31, 1994, for all noncancellable leases are as follows:

                   May 31                               (In thousands)
                   ------                               --------------
                    1995                                   $  3,708
                    1996                                      2,808
                    1997                                      2,294
                    1998                                      1,664
                    1999                                        677
                Thereafter                                        -
                                                           --------
       Total minimum lease commitments                     $ 11,151
                                                           ========


       Rental expenses for all operating leases totalled $5,873,000 in 1994, $5,777,000 in 1993 and $5,290,000 in 1992. Capitalized leases were insignificant for the three year period ended May 31, 1994.

NOTE G - RETIREMENT PLANS
- - -------------------------
       To provide uniform retirement income for its non-union employees, the Company has a defined benefit retirement plan in which substantially all non-union employees participate. The Retirement Plan is a non-contributory plan fully paid for by the Company, with accrued benefits vesting after five years of service. This plan provides benefits that are based on years of service and average compensation. Benefits for union employees are provided by separate plans and are generally based on years of service. The Company's funding policy is to contribute annually an amount that can be deducted for federal income tax purposes using a different actuarial cost method and different assumptions from these used for financial reporting.

                           RPM, INC. AND SUBSIDIARIES
                           --------------------------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             ------------------------------------------------------
                          MAY 31, 1994, 1993, AND 1992
                          ----------------------------



NOTE G - RETIREMENT PLANS - Continued
- - -------------------------
       The net periodic pension cost for the three years ended May 31, 1994, included the following components:

                                                                                    1994                1993                1992
                                                                                  --------            --------            --------
                                                                                                   (In thousands)
       Service cost - Benefits earned during
         the period                                                               $  2,750            $  2,087            $  2,370
       Interest cost on projected benefit
         obligations                                                                 2,171               1,919               1,408
       Actual return on plan assets                                                 (1,678)             (1,783)               (954)
       Net amortization and deferral                                                  (514)                536                 103
                                                                                  --------            --------            --------

       Net pension cost                                                           $  2,729            $  2,759            $  2,927
                                                                                  ========            ========            ========

       The discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligations were 7.5% (8.5% for May 31, 1993) and 5%, respectively. The expected long-term rate of return on assets was 8.5% (8.0% for May 31, 1993 and 1992). The plans' assets consist primarily of stocks, bonds and fixed income securities.

       The following table sets forth the funded status of the Company's pension plans and the amounts reflected in the accompanying balance sheets:

                                                                                                                 May 31
                                                                                                     ----------------------------
                                                                                                        1994               1993
                                                                                                      --------            -------
                                                                                                             (In thousands)
       Actuarial present value of projected benefit
         obligation:
           Vested employees                                                                           $ 22,174            $ 16,398
           Nonvested employees                                                                           1,223               1,053
                                                                                                      --------            --------
           Accumulated benefit obligation                                                               23,397              17,451
           Additional amount related to projected
             salary increases                                                                            7,530               5,195
                                                                                                      --------            --------
       Total projected benefit obligation                                                               30,927              22,646
       Funded assets at fair value                                                                      24,003              24,523
                                                                                                      --------            --------
       Projected benefit obligation less than (in
         excess of) assets                                                                              (6,924)              1,877
       Unamortized net (asset) existing at date of
         adoption                                                                                         (657)               (727)
       Unrecognized prior service cost                                                                   1,477               1,278
       Unrecognized net loss                                                                             5,511                  14
                                                                                                      --------            --------
       Prepaid (accrued) pension cost                                                                 $   (593)           $  2,442
                                                                                                      ========            ========

       Some subsidiaries have non-contributory, qualified defined contribution plans and other subsidiaries contribute to multi-employer plans for their collective bargaining groups. Contributions to these plans were immaterial for the three year period ended May 31, 1994. In addition, the Company maintains a non-contributory 401(K) Plan for substantially all non-union employees in the United States.

                           RPM, INC. AND SUBSIDIARIES
                           --------------------------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             ------------------------------------------------------
                          MAY 31, 1994, 1993 AND 1992
                          ---------------------------



NOTE H - POSTRETIREMENT HEALTH CARE BENEFITS
- - --------------------------------------------
       In addition to the defined benefit pension plan, the Company also provides health care benefits to certain of its retired employees through unfunded plans. Employees become eligible for these benefits if they meet minimum age and service requirements. The Company elected to recognize its transition obligation upon adoption of SFAS No. 106 in 1993. The components of this expense for the years ended May 31, 1994 and May 31, 1993 were as follows:

                                                                                                        1994                1993
                                                                                                      --------            --------
                                                                                                             (In thousands)
            Immediate recognition of transition
              obligation                                                                              $   -               $  1,091
            Service cost - Benefits earned during
              the period                                                                                  -                     10
            Interest cost on the accumulated obligation                                                    199                 199
                                                                                                      --------            --------
            Net periodic postretirement expense                                                       $    199            $  1,300
                                                                                                      ========            ========

       The accumulated postretirement obligation recognized in the May 31, 1994 and May 31, 1993 balance sheets are comprised of the following components:

            Current retirees                                                                          $  2,314            $  2,222
            Future retirees                                                                                282                 356
                                                                                                      --------            --------
            Accumulated postretirement benefit
              obligation                                                                              $  2,596            $  2,578
                                                                                                      ========            ========

       An 8% discount rate was used in determining the accumulated postretirement benefit obligation. A 13% increase in the cost of covered health care benefits was assumed for fiscal 1994. This rate is assumed to decrease incrementally to 6% after several years and remain at that level thereafter except for various union plans which will cap at alternate benefit levels. An 1% increase in the health care costs trend rate would have increased the accumulated postretirement benefit obligation as of May 31, 1994 by $151,000 and the net postretirement expense by $12,000.


NOTE I - CONTINGENCIES
- - ----------------------
       The Company is a party to various legal and environmental actions which have arisen in the ordinary course of business. Environmental expenditures caused by current or past operations are expensed while expenditures relating to future operations are capitalized. The Company records liabilities when costs are probable and can be reasonably estimated. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.

                           RPM, INC. AND SUBSIDIARIES
                           --------------------------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             ------------------------------------------------------
                          MAY 31, 1994, 1993 AND 1992
                          ---------------------------




NOTE J - INDUSTRY SEGMENT AND GEOGRAPHIC AREA INFORMATION
- - ---------------------------------------------------------
       The Company operates principally in one business segment -- the manufacture and sale of protective coatings.

       Information concerning the Company's operations in different geographical areas of the Company's business at May 31, 1994, 1993 and 1992 and for the years then ended is summarized as follows:

                                                                Other
                                   United       European       Foreign       Corporate
                                   States      Operations     Operations       Office         Total
                                  --------     ----------     ----------     ---------      ----------

                                                       (In thousands)
Net Sales
- - ---------
   May 31, 1994                   $714,968     $ 71,912        $ 28,718                       $815,598
   May 31, 1993                    659,795       77,628          30,949                        768,372
   May 31, 1992                    597,398       53,778          28,915                        680,091


Net Income
- - ----------
   May 31, 1994                     60,805          502              80        $ (8,747)        52,640
   May 31, 1993                     51,628       (2,938)         (1,242)         (7,950)        39,498
   May 31, 1992                     47,089       (1,118)            240          (7,730)        38,481


Assets Employed
- - ---------------
   May 31, 1994                    494,541       112,545         15,899          37,853        660,838
   May 31, 1993                    497,290        96,933         14,828          39,473        648,524
   May 31, 1992                    479,786        93,019         16,222          34,319        623,346



         The above sales do not include approximately $83,000,000 of product sales through joint ventures and licensees worldwide.

         Export sales were less than 10% of total consolidated revenue for each of the three years.

                           RPM, INC. AND SUBSIDIARIES
                           --------------------------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             ------------------------------------------------------
                          MAY 31, 1994, 1993 AND 1992
                          ---------------------------



NOTE K - INTERIM FINANCIAL INFORMATION (Unaudited)
- - --------------------------------------
         The following is a summary of the unaudited quarterly results of operations for the years ended May 31, 1994 and 1993:


                                                   Three Months Ended
                                    ------------------------------------------------
                                    August 31   November 30   February 28    May 31
                                    ---------   -----------   -----------   --------

                                       (In thousands except per share amounts)
         1994
         ----
            Net Sales               $209,347      $202,243     $186,562      $217,446
                                    --------      --------     --------      --------

            Gross Profit              89,514        84,777       75,437        89,724
                                    --------      --------     --------      --------

            Net Income                15,262        13,933        6,565        16,880
                                    --------      --------     --------      --------

            Primary Earnings Per
              Share                   $.27           $.25        $.12          $.30
                                      ====           ====        ====          ====

            Fully Diluted Earnings
              Per Share               $.25           $.23        $.12          $.28
                                      ====           ====        ====          ====


         1993
         ----
            Net Sales               $202,871      $184,736     $177,085      $203,680
                                    --------      --------     --------      --------

            Gross Profit              84,070        77,471       71,714        87,038
                                    --------      --------     --------      --------

            Net Income                12,484         9,629        3,039        14,346
                                    --------      --------     --------      --------

            Primary Earnings Per
              Share                   $.23           $.18         $.06         $.27
                                      ====           ====         ====         ====

            Fully Diluted Earnings
              Per Share               $.22           $.18         $.06         $.25
                                      ====           ====         ====         ====

         The computation of fully diluted earnings per share reflects additional shares issuable assuming conversion of convertible securities.

         Quarterly earnings per share do not total to the earnings per share due to the weighted average number of shares outstanding in each quarter.

                           RPM, INC. AND SUBSIDIARIES
                           --------------------------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             ------------------------------------------------------
                          MAY 31, 1994, 1993 AND 1992
                          ---------------------------




NOTE L - SUBSEQUENT EVENTS
- - --------------------------
         On June 28, 1994, the Company acquired all the outstanding shares of Rust-Oleum Corporation for $176,500,000 in cash. Rust-Oleum manufactures and markets primarily rust-preventative coatings for the consumer market. This acquisition will be accounted for by the purchase method of accounting and the difference of $85,000,000 between the fair value of net assets acquired and the purchase consideration will be allocated to goodwill. The Company's financial statements will reflect the assets, liabilities and operating results of Rust-Oleum from the date of acquisition forward.

         Pro-forma amounts as if Rust-Oleum had been acquired on June 1, 1992, are as follows:

                                                            Year Ended May 31
                                                       ------------------------------
                                                         1994                  1993
                                                       --------              --------
                                                                (Unaudited)
                                                         (In thousands except per
                                                               share amounts)
         Net Sales                                     $955,845              $900,730
                                                       ========              ========

         Net Income                                    $ 49,615              $ 33,419
                                                       ========              ========

         Earnings per common share and common
           share equivalent                              $.87                  $.63
                                                         ====                  ====

         Earnings per common share assuming
           full dilution                                 $.84                  $.62
                                                         ====                  ====


         Financing for the above acquisition, as well as the refinancing of certain other debt including the $45,000,000 revolving credit agreement discussed in Note B, is in the form of a $300,000,000 revolving credit agreement with nine banks dated June 28, 1994.

                                                                 EXHIBIT 99.5



                                   RPM, INC.
                                   ---------

                           ANNUAL REPORT ON FORM 10-K
                           --------------------------

                     FOR THE FISCAL YEAR ENDED MAY 31, 1994
                     --------------------------------------

                         FINANCIAL STATEMENT SCHEDULES
                         -----------------------------

                                                        6364 Pearl Road
Ciulla Stephens & Co.                                   Cleveland, Ohio 44130
- - -----------------------------------------------------------------------------
Certified Public Accountants                                    (216) 884-2036


                    Report of Independent Public Accountants
                    ----------------------------------------


In connection with our examination of the consolidated financial statements of RPM, Inc. and Subsidiaries at May 31, 1994 and May 31, 1993, and for each of the three years in the period ended May 31, 1994 which report thereon dated July 8, 1994 is incorporated by reference in this Annual Report on Form 10-K, we also examined the financial statement schedules listed in the accompanying index at Item 14(a)(2). In our opinion, these financial statement schedules present fairly, when read in conjunction with the related consolidated financial statements, the financial data required to be set forth therein.






Cleveland, Ohio
July 8, 1994


                           RPM, INC. AND SUBSIDIARIES
                           --------------------------
                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES                         Schedule VIII
                 ----------------------------------------------
                                 (In thousands)




                                                              Additions
                                                             Charged To
                                             Balance at      Selling and                                            Balance at
                                             Beginning       General and                                                End
                                             0f Period      Administrative       Acquisitions      Deductions       of Period
                                           -----------  ------------------   ----------------   ---------------   --------------

Year Ended May 31, 1994
- - ------------------------
Allowance for doubtful accounts            $  6,901      $  4,184               $       70        $   3,007(1)        $    8,148
                                           ========      ========               ==========        =========           ==========
Accrued warranty and loss reserves         $ 13,753      $  7,312               $                 $   8,087(2)        $   12,978
                                           ========      ========               ==========        =========           ==========


Year Ended May 31, 1993
- - -----------------------
Allowance for doubtful accounts            $  5,586      $  4,535               $      192        $  3,412(1)         $    6,901
                                           ========      ========               ==========        =========           ==========
Accrued warranty and loss reserves         $ 11,582      $  5,704               $      460        $  3,993(2)         $   13,753
                                           ========      ========               ==========        =========           ==========


Year Ended May 31, 1992
- - -----------------------
Allowance for doubtful accounts            $  3,801      $  3,731               $      777        $  2,723(1)         $   5,586
                                           ========      ========               ==========        =========           ==========
Accrued warranty and loss reserves         $  4,214      $  6,983               $    1,729        $  1,344(2)         $  11,582
                                           ========      ========               ==========        =========           ==========



(1) Uncollectible accounts written off, net of recoveries

(2) Claims paid during the year


                           RPM, INC. AND SUBSIDIARIES
                           --------------------------
                             SHORT-TERM BORROWINGS                 Schedule IX
                             ---------------------
                                 (In thousands)
                                                                     Maximum         Average       Weighted
                                                                       Amount        Amount        Average

                                Balance       Weighted            Outstanding     Outstanding     Interest
    Category of Aggregate       At End        Average                During          During      Rate During
    Short-Term Borrowings      Of Period    Interest Rate         The  Period      The Period    The Period
- - ----------------------------  -----------  ---------------     ----------------  --------------  -------------
                                                                                        (A)           (B)
May 31,  1994
- - -----------------
  Notes payable to banks         None           None               $  4,000        $  1,025         4.1%


May 31,  1993
- - -----------------
  Notes payable to banks       $  3,200          4.0%              $  9,000        $  1,808         4.5%


May 31,  1992
- - ------------------
  Notes payable to banks          None          None                 None              None         None


Note A: Average amount outstanding during the period is computed by dividing the total of mid-month outstanding principle balances by 365.

Note B: Average interest rate for the year is computed by dividing actual short-term interest expense by the average short-term debt outstanding.



                           RPM, INC. AND SUBSIDIARIES
                           ---------------------------
                  SUPPLEMENTAL INCOME STATEMENT INFORMATION           Schedule X
                  -----------------------------------------

                                 (In thousands)





                                               For The Year Ended May 31
                                              ------------------------------
                                              1994        1993        1992
                                              ----        ----        ----
1.  Maintenance and repairs                    A           A           A


2.  Amortization of intangible assets          A           A           A


3.  Taxes, other than payroll and income       A           A           A


4.  Royalties                                  A           A           A


5.  Advertising costs                        $8,137    $7,845     $6,458








A:  Amounts not presented are less than 1% of net sales.